EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GOTO OFFICIALLY BECOMES OVERTURE

New Name Marks Company’s First Profitable Quarter

PASADENA, Calif. (October 8, 2001) — GoTo.com, Inc. (Nasdaq: GOTO), the leading provider of Pay-For-Performance search to Web sites across the Internet, today officially became Overture Services, Inc. As announced last month, the company will cease operating under the name GoTo, will begin operating as Overture and commence trading its stock under a new ticker symbol (Nasdaq: OVER) at business open today. In addition, the company launched a new corporate Web site at www.overture.com.

“Today marks a new era for our company with a new corporate name and the expectation of reporting our first profitable quarter later this month, as we’d previously projected,” said Ted Meisel, president and chief executive officer, Overture. “Although our name has changed, our business has not. We remain the market leader in Pay-For-Performance search and will continue to redefine how businesses market online.”

Overture has also launched a focused direct marketing and targeted print advertising campaign to communicate the new name to key advertisers, affiliates and investors. The direct marketing campaign will consist of a direct mail piece and HTML e-mail, which will be sent to select constituencies. Overture will also be running a targeted print advertising campaign aimed at both advertisers and investors in trade publications that include: Adweek, Advertising Age, BrandWeek, Institutional Investor and BuySide Magazine.

Overture was chosen based on its ability to communicate the company’s compelling advertiser and affiliate partner benefits. One definition of “overture” is an introduction, making the name a metaphor for the targeted introductions the company facilitates between its 45,000 advertisers and the 62.5 million consumers who use its tens of thousands of affiliate partner sites. Over the past year, Overture has generated more than one billion targeted introductions.

Last month the company unveiled a new corporate logo that it will begin using concurrently with its new name, and also announced it will begin using “Search Performance” as its new tagline. The tagline, Search Performance, reinforces the highly relevant search results the company provides to consumers through its affiliate partners, as well as the high return on investment provided to its advertisers.

The company announced its decision to change the corporate name nearly a year ago, in order to better communicate its position as the premier provider of search and advertising services to companies doing business online. In addition, the company wanted to find a name that did not exist in as crowded a space as the GoTo name.

The new name was conceived internally by GoTo, and the new logo was designed by New York-based Chermayeff & Geismar. The direct marketing and print advertising campaigns were designed by McCann Relationship Marketing, Los Angeles and Overture’s creative services team.

About Overture (formerly GoTo)

Overture, (Nasdaq: OVER), formerly known as GoTo, is the leader in Pay-For-Performance search on the Internet. The company created the market for Pay-For-Performance search by redefining how businesses market online. In the second quarter of 2001, Overture facilitated more than 323 million paid introductions between consumers and its approximately 45,000 advertisers, who bid for placement on relevant search results and pay Overture only when a consumer clicks on their listing. Following a rigorous screening for user relevance by Overture’s team of more than 80 editors, the company distributes its search results to tens of thousands of sites across the Internet, including America Online, MSN and AltaVista — making it the largest Pay-For-Performance search and advertising network on the Internet. Overture is based in Pasadena, California, with offices in New York and London. For more information, visit www.overture.com.

Certain statements, including, without limitation, statements regarding the Company’s name and stock symbol and the change to the new name and stock symbol, financial and operating performance, agreements with distribution affiliates and statements regarding advertiser and affiliates in this news release constitute “forward-looking statements” These forward-looking statements are inherently uncertain. Actual results may differ materially from these forward-looking statements due to risks such as the risk that the the risk that consumers may not appreciate the Company’s search service; the risk that the Company’s affiliates, advertisers, partners and investors may not recognize the Company’s new name or ticker symbol, associate the Overture name with the Company’s historical business or associate the Overture name with its intended message; the risk that the Company may not have exclusive rights to the Overture name or Web site or be able to defend the Overture name or Web site against other users, the risk that the cost of the name change may be more than expected and the risk that affiliates may continue to perceive the Company as a consumer destination site. For a discussion of some of the other risk factors that could affect Overture’s future results, see the discussion of “Risks That Could Affect Our Financial Condition and Results of Operations” in GoTo’s June 30, 2001 10-Q filing with the Securities and Exchange Commission. All information set forth in this release is as of the date of this release, and Overture undertakes no duty to update this information in order to reflect events or circumstances that may arise after the date of this release.

Overture, the Overture logo and Search Performance are trademarks of Overture Services, Inc.